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                                                                    Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 033-52761 of Buckeye Partners, L.P. on Form S-8 and in Registration Statement No. 333-82241 and No. 333-102531 of Buckeye Partners, L.P. on Form S-3 of our reports dated March 19, 2003, which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph as to the Partnership's change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002; appearing in this Annual Report on Form 10-K of Buckeye Partners, L.P. for the year-ended December 31, 2002.

Deloitte & Touche, LLP

Philadelphia, Pennsylvania
March 26, 2003